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[Logo]

       THE LUBRIZOL CORPORATION
       29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

                                                                    Exhibit 99.1
News Release

FOR RELEASE:    Immediately

FROM:           FINANCIAL/INVESTOR CONTACT                  MEDIA CONTACT
                Joanne Wanstreet                            Kenneth M. Iwashita
                440/347-1252                                440/347-5080
                WEB SITE:  HTTP://WWW.LUBRIZOL.COM



                        LUBRIZOL ANNOUNCES COST REDUCTION

CLEVELAND, Ohio, November 4, 2003 - The Lubrizol Corporation (NYSE: LZ) today announced workforce reductions designed to increase profitability to reposition the company for improved earnings growth. The reductions are expected to be completed by year-end, 2003, and are estimated to result in annual pretax savings of approximately $15 million beginning in 2004. This amount is in addition to restructuring programs announced earlier in the year that are expected to result in annual pretax savings of approximately $4.5 million.
         A fourth quarter, 2003 restructuring charge is projected to be approximately $13 million. The company previously announced outlook for 2003 earnings in the range of $2.00 to $2.10 per share, before restructuring charges. After total restructuring charges for the year of approximately $.28 per share, earnings are now projected to be in the range of approximately $1.72 to $1.82 per share.
         The workforce reduction involves approximately 150 employees, including 8 percent of the Wickliffe, Ohio headquarters and technical staff, and 3 percent of Lubrizol's global workforce of 5,200 employees. In addition to Wickliffe, the affected locations include the Deer Park and Bayport, Texas manufacturing facilities and the Hazelwood, England technical facility.
         Describing these actions, W. G. Bares, Chairman and Chief Executive Officer, said, "Lubrizol has been challenged to increase revenues and reduce expenses this year. Several initiatives have made positive contributions. Through September, we grew revenues in Fluid Technologies for Industry by 22 percent including acquisitions and 10 percent excluding acquisitions, compared to the first nine months last year. We addressed higher raw material

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costs by increasing prices in Fluid Technologies for Transportation (FTT), we restructured our Bromborough, England manufacturing facility and our India joint venture and we delayed salary increases. However, these initiatives have not been sufficient to make up for lower volume in FTT.
         "Looking ahead, the timing of a rebound in customer demand is uncertain and we are anticipating higher pension, health care and insurance expenses for 2004. Therefore, we are consolidating positions in all divisions, in order to reduce expenses and to allow us to focus resources on growth opportunities. The steps we are taking are necessary to reposition us for a stronger future."
         The Lubrizol Corporation (NYSE: LZ) is a global provider of specialty additives and fluid technologies. These high-performance technologies focus on chemicals, systems and services for transportation and industry. The company's customers use its technology to enhance a wide variety of end-use products, including engine lubricants and fuel; gear oils and other vehicle-related fluids; hydraulic fluids and emission control systems; greases and industrial fluids; personal care products and industrial cleaners; paints, coatings and inks; and mining chemicals. Lubrizol was founded in 1928 and owns and operates 36 manufacturing plants in 16 countries. The Wickliffe, Ohio-based company has 50 sales and technical offices and more than 5,000 employees worldwide. Its three research centers are located in Wickliffe, Ohio; Hazelwood, England; and Kinuura, Japan. The company had revenues of $1.98 billion and earnings of $118.5 million in 2002. For more information, visit www.lubrizol.com.

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This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company's operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release are contained in the company's latest annual report to its shareholders, which is available upon request.